EXHIBIT 10.38

         CREDIT AGREEMENT

             BETWEEN

     HOWELL CRUDE OIL COMPANY

               AND

        BANK ONE, TEXAS, N.A.

     Dated as of December 23, 1994


- ------------------------------------------
     $7,500,000 LETTER OF CREDIT FACILITY
- ------------------------------------------

                        TABLE OF CONTENTS

                                                        Page


ARTICLE I    DEFINITIONS AND INTERPRETATION                1

     1.1     Terms Defined Above                           1
     1.2     Additional Defined Terms                      1
     1.3     Undefined Financial Accounting Terms         14
     1.4     References                                   14
     1.5     Articles and Sections                        15
     1.6     Number and Gender                            15
     1.7     Incorporation of Exhibits                    15

ARTICLE II   TERMS OF FACILITY                            15

     2.1     Letters of Credit                            15
     2.2     Use of Letters of Credit                     16
     2.3     Interest                                     16
     2.4     Time, Place, and Method of Payments          16
     2.5     Borrowing Base Determinations                16
     2.6     Mandatory Prepayments                        17
     2.7     Commitment Fee                               17
     2.8     Administration Fee                           17
     2.9     Letter of Credit Fee                         18
     2.10    Security Interest in Deposit Accounts;
             Right of Offset                              18
     2.11    General Provisions Relating to Interest      18
     2.12    Yield Protection                             19

ARTICLE III  CONDITIONS                                   20

     3.1     Receipt of Loan Documents and Other Items    20
     3.2     Each Letter of Credit                        22

ARTICLE IV   REPRESENTATIONS AND WARRANTIES               23

     4.1     Due Authorization                            23
     4.2     Corporate Existence                          23
     4.3     Valid and Binding Obligations                24
     4.4     Security Instruments                         24
     4.5     Title to Assets                              24
     4.6     Scope and Accuracy of Financial Statements   24
     4.7     No Material Misstatements                    24
     4.8     Liabilities, Litigation, and Restrictions    24
     4.9     Authorizations; Consents                     25
     4.10    Compliance with Laws                         25
     4.11    ERISA                                        25
     4.12    Environmental Laws                           26
     4.13    Compliance with Federal Reserve Regulations  26
     4.14    Investment Company Act Compliance            26
     4.15    Public Utility Holding Company Act
             Compliance                                   26
     4.16    Proper Filing of Tax Returns; Payment of
             Taxes Due                                    26
     4.17    Intellectual Property                        26
     4.18    Casualties or Taking of Property             27
     4.19    Locations of Borrower                        27
     4.20    Subsidiaries                                 27

ARTICLE V    AFFIRMATIVE COVENANTS                        27

     5.1     Maintenance and Access to Records            27
     5.2     Quarterly Financial Statements; Compliance
             Certificates                                 27
     5.3     Annual Financial Statements                  28
     5.4     Monthly Reports                              28
     5.5     Notices of Certain Events                    28
     5.6     Additional Information                       29
     5.7     Compliance with Laws                         30
     5.8     Payment of Assessments and Charges           30
     5.9     Maintenance of Corporate Existence and Good
             Standing                                     30
     5.10    Further Assurances                           31
     5.11    Initial Fees and Expenses of Counsel to
             Lender                                       31
     5.12    Subsequent Fees and Expenses of Lender       31
     5.13    Maintenance and Inspection of Properties     32
     5.14    Maintenance of Insurance                     32
     5.15    Maintenance of Operating Accounts            32
     5.16    Indemnification                              32

ARTICLE VI   NEGATIVE COVENANTS                           33

     6.1     Indebtedness                                 33
     6.2     Contingent Obligations                       33
     6.3     Liens                                        34
     6.4     Sales of Assets                              34
     6.5     Loans or Advances                            34
     6.6     Investments                                  34
     6.7     Dividends and Distributions                  34
     6.8     Issuance of Stock; Changes in Corporate
             Structure                                    35
     6.9     Transactions with Affiliates                 35
     6.10    Lines of Business                            35
     6.11    ERISA Compliance                             35
     6.12    Tangible Net Worth                           35
     6.13    Futures Contracts                            35

ARTICLE VII  EVENTS OF DEFAULT                            35

     7.1     Enumeration of Events of Default             35
     7.2     Remedies                                     38

ARTICLE VIII MISCELLANEOUS                                39

     8.1     Transfers; Participations                    39
     8.2     Survival of Representations, Warranties,
             and Covenants                                39
     8.3     Notices and Other Communications             39
     8.4     Parties in Interest                          40
     8.5     Rights of Third Parties                      40
     8.6     No Waiver; Rights Cumulative                 40
     8.7     Survival Upon Unenforceability               41
     8.8     Amendments; Waivers                          41
     8.9     Controlling Agreement                        41
     8.10    Disposition of Collateral                    41
     8.11    GOVERNING LAW                                41
     8.12    JURISDICTION AND VENUE                       41
     8.13    WAIVER OF RIGHTS TO JURY TRIAL               42
     8.14    ENTIRE AGREEMENT                             42
     8.15    Counterparts                                 42


     LIST OF EXHIBITS

Exhibit I      -       Form of Borrowing Base Report
Exhibit II     -       Form of Compliance Certificate
Exhibit III    -       Form of Opinion of Counsel
Exhibit IV     -       Disclosures

     CREDIT AGREEMENT


           THIS CREDIT AGREEMENT is made and entered into as of the 23rd day of December, 1994, by and between HOWELL CRUDE OIL COMPANY, a Delaware corporation (the "Borrower"), and BANK ONE, TEXAS, N.A., a national banking association (the "Lender").


     W I T N E S S E T H:

           In consideration of the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows:


     DEFINITIONS AND INTERPRETATION

1.1   Terms  Defined  Above.   As  used  in this  Credit  Agreement,  the  terms
"Borrower" and "Lender" shall have the meaning assigned to them hereinabove.

1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

"Accounts" shall mean all accounts receivable, book debts, notes, drafts, instruments, documents, acceptances, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to the Borrower (including, without limitation, under any trade names, styles, or divisions thereof), whether arising from the sale or lease of goods or the rendition of services or any other transaction (including, without limitation, any such obligation which might be characterized as an account, general intangible, other than contract rights under contracts containing prohibitions against assignment of or the granting of a security interest in the rights of a party thereunder, or chattel paper under the Uniform Commercial Code in effect in any jurisdiction), and all rights of the Borrower in, to, and under all purchase orders now owned or hereafter received or acquired by it for goods or services, and all rights of the Borrower to any goods the sale or lease of which gave rise to any of the foregoing (including, without limitation, returned or repossessed goods and rights of unpaid sellers), and all moneys due or to become due to the Borrower under all contracts for the sale or lease of goods or the performance of services (whether or not earned by performance) or in connection with any other transaction, now in existence or hereafter arising, including, without limitation, all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

"Administration Fee" shall mean the fee payable to the Lender by the Borrower pursuant to Section 2.8.

"Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg. 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

"Agreement"   shall  mean  this  Credit  Agreement,  as  it  may   be   amended,
supplemented, or restated from time to time.

"Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Facility Amount or the Borrowing Base in effect at such time minus (b) the L/C Exposure at such time.

"Base Rate" shall mean the interest rate announced or published by the Lender from time to time as its general reference rate of interest, which Base Rate shall change upon any change in such announced or published general reference interest rate and which Base Rate may not be the lowest interest rate charged by the Lender.

"Borrowing Base" shall mean, at any time, an amount equal to 80% of the aggregate amount of all Eligible Accounts at such time.

"Borrowing Base Report" shall mean a report provided by the Borrower pursuant to
Section 5.4, substantially in the form of Exhibit I hereto.

"Business Day" shall mean a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas.

"Closing Date" shall mean the effective date of this Agreement.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

"Collateral" shall mean all Accounts, Inventory, and general intangibles of the Borrower, the stock of the Borrower pledged by the Guarantor pursuant to the Stock Pledge, and any other Property of the Borrower, the Guarantor, or any other Person now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

"Commitment" shall mean the obligation of the Lender, subject to applicable provisions of this Agreement, to issue Letters of Credit pursuant to Section 2.1.

"Commitment Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.7.

"Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

"Commitment Termination Date" shall mean June 1, 1996.

"Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower or the Guarantor within the meaning of Section 4001 of ERISA.

"Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit II, executed by a Responsible Officer of the Borrower and the Guarantor and furnished to the Lender from time to time in accordance with Section 5.2.

"Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor,
(b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
(d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Credit  Accounts" shall mean any "account" as such term is defined  in  Section
9.106 of the UCC and any "chattel paper" as such term is defined in Section 9.105(a)(2) of the UCC, now or hereafter owned by the Borrower, which is classified as a receivable on the balance sheet of the Borrower resulting from the sale of crude oil or condensate.

"Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

"Default Rate" shall mean a per annum interest rate equal to the Base Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"Eligible Accounts" shall mean, at a particular date, Credit Accounts:

(a) which are not outstanding more than 25 days from the end of the preceding month;

(b) which are not outstanding more than 5 days past the due date expressed in the related invoice;

(c) which are not owed by an obligor that has Credit Accounts, 10% or more of which are not Eligible Accounts;

(d) which are not owed by an obligor that already has Credit Accounts in an amount equal to or exceeding 25% of the total amount of Eligible Accounts;

(e) which are not owed by an obligor that has taken any of the actions or suffered any of the events of the kind described in Section 7.1(e) or (f), unless the payment obligations of such obligor in respect of any such Credit Account are supported by a letter of credit the terms of which are satisfactory to the Lender;

(f) which are bona fide, valid, and legally enforceable obligations of the parties thereto or the account debtor in respect thereof and arise from the actual sale and delivery of goods or the rendition of services in the ordinary course of business to such parties or account debtors;

(g) as to which all consents, licenses, approvals, or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected, or given in connection with the execution, delivery, and performance thereof by each party obligated thereunder have been duly obtained, effected, or given, are in full force and effect, and do not subject the scope of such Credit Accounts to any materially adverse limitation, either specific or general in nature;

(h) as to which neither the Borrower nor (to the best knowledge of the Borrower) any other party to such Credit Account is in default or is likely to become in default in the performance or observance of any of the terms thereof and as to which the Borrower has fully performed all its obligations;

(i) against which, to the knowledge of the Borrower, no defense, offset, counterclaim, or claim has been asserted and which, to the knowledge of the Borrower, are not subject to any defense, offset, counterclaim, or claim;

(j) which are solely owned by the Borrower and in which the Borrower has good and marketable title, free and clear of any and all Liens or rights of others, other than Permitted Liens, and which are subject to a valid and continuing first-priority perfected Lien in favor of the Lender pursuant to the Security Instruments, subject only to Permitted Liens;

(k) as to which no amounts payable under or in connection therewith are evidenced by promissory notes or other instruments except (i) instruments which constitute a part of chattel paper and which have been individually marked to show the Lien created by the Security Instruments, and (ii) notes or instruments which have been delivered to the Lender;

(l) as to which no security agreement, financing statement, equivalent security or lien instrument, or continuation statement covering all or any part thereof is on file or of record in any public office, except such as may have been filed in favor of the Lender pursuant to the Security Instruments; and

(m) which the Lender has not otherwise determined in the exercise of its good faith discretion to be unacceptable in accordance with its customary practices for facilities of this nature.

"Environmental Complaint" shall mean any written complaint, order, directive, claim, citation, or notice of violation, investigation, or potential liability by or from any Governmental Authority, or any written complaint or claim by or from any other Person with respect to (a) air emissions of Hazardous Substances,
(b) spills, releases, or discharges of Hazardous Substances to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower or the Guarantor or any Affiliate of the Guarantor, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the Guarantor or any Affiliate of the Guarantor or the business conducted thereon.

"Environmental Laws" shall mean (a) the following federal laws as they may be amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower, the Guarantor, or any Affiliate of the Guarantor is situated, as they may be amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

"Event of Default" shall mean any of the events specified in Section 7.1.

"Facility Amount" shall mean the amount of $7,500,000.

"Financial Statements" shall mean statements of the financial condition of the Borrower and/or the Guarantor as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows for the Borrower alone or, where indicated, on a consolidated and consolidating basis with the Guarantor and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Lender and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP (except that separate financial statements of the Borrower not consolidated with the Guarantor need not contain footnotes or provision for income taxes) consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

"GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

"Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantor" shall mean Howell Corporation, a Delaware corporation.

"Guaranty" shall mean the Guaranty executed by the Guarantor in favor of the Lender, guaranteeing the payment and performance of the Obligations, substantially in the form of Guaranty attached hereto as Exhibit V, as it may be ratified, amended, restated, or supplemented from time to time.

"Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, in each case to the extent regulated under any Environmental Law, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

"Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

"Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness,
(c) all other indebtedness of such Person for borrowed money and capitalized leases, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

"Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

"Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

"Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

"Inventory" shall mean all now owned or hereafter acquired goods and other personal property now or hereafter owned by the Borrower which are held for sale or lease or are furnished or are to be furnished under contracts of service or which constitute raw materials, work in process, or materials used or consumed in the business of the Borrower, and all finished goods, including, without limitation, all goods of the Borrower classified as "inventory" in Section 9.109(4) of the UCC.

"Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security
  (other than current trade and customer accounts) of, investment or partnership interest in or loan to, such Person.

"L/C  Exposure"   shall  mean, at any time, the aggregate  face  amount  of  the outstanding Letters of Credit at such time minus the aggregate amount, if any, funded by the Lender under such Letters of Credit at such time.

"Letter of Credit" shall mean any commercial or standby letter of credit issued by the Lender for the account of the Borrower pursuant to Section 2.1.

"Letter of Credit Application" shall mean the standard letter of credit application and agreement employed by the Lender from time to time in connection with letters of credit.

"Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrower pursuant to Section 2.9 upon or in connection with the issuance of a Letter of Credit.

"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, the Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office (other than in connection with true leases or true consignments).

"Limitation Period" shall mean any period while any amount remains owing under this Agreement or the Letter of Credit Applications and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

"Loan Documents" shall mean this Agreement, the Guaranty, the Letter of Credit Applications, the Letters of Credit, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Guaranty, the Letter of Credit Applications, the Letters of Credit, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

"Material Adverse Effect" shall mean any adverse effect upon the Collateral or the business of the Borrower or the Guarantor or any Affiliate of the Guarantor which significantly increases the risk that any of the Obligations will not be repaid as and when due.

"Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Obligations" shall mean, without duplication, (a) the Reimbursement Obligations, (b) the undrawn, unexpired amount of all outstanding Letters of Credit, (c) the obligation of the Borrower for the payment of Commitment Fees, Facility Fees, and Letter of Credit Fees, (d) the obligations of the Guarantor under the Guaranty, and (e) all other obligations and liabilities of the Borrower or the Guarantor to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title

IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of the Borrower or the Guarantor to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the Borrower or the Guarantor or materially detract from the value or use of the Property to which they apply, (g) Liens of record under terms and provisions of the leases, unit agreements, assignments, and other transfer of title documents in the chain of title under which the Borrower or the Guarantor acquired the relevant
Property, and (h) Liens in favor of the Lender and other Liens expressly permitted under the Security Instruments.

"Person"   shall   mean   an   individual,  corporation,   partnership,   trust,
unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

"Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, the Guarantor, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Principal Office" shall mean the principal office of the Lender in Houston, Texas, presently located at 910 Travis.

"Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

"Receivable Report" means a schedule provided to the Lender by the Borrower pursuant to Section 5.4 and reflecting a detailed listing (showing the names and, if requested by the Lender, addresses of account debtors and amounts owing) and aging (in appropriate columns entitled "Current" and "Past-Due") of the Credit Accounts.

"Reimbursement Obligation" shall mean the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

"Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance, in amounts in excess of the relevant reportable quantity, into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or the Guarantor.

"Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in Section 4241 of ERISA.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .10, .11, .12, .13, .14, .16, .18, .19 or .20 of PBGC
Reg. 2615.

"Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Responsible Officer" shall mean, as to any Person, its President, any Vice President, or its Treasurer.

"Security  Instruments"  shall  mean  the  security  instruments  executed   and
delivered in satisfaction of the condition set forth in Section 3.1(e), the Stock Pledge, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

"Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

"Stock  Pledge"  shall  mean  the Security Agreement  (Stock  Pledge)  from  the
Guarantor covering 100% of the stock of the Borrower owned by the Guarantor substantially in the form of Security Agreement (Stock Pledge) attached hereto as Exhibit VI, accompanied by stock certificates evidencing such stock and stock powers endorsed in blank.

"Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

"Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List or any comparable state registries or list in any state of the United States and, in each case, designated for remedial action.

"Tangible Net Worth" shall mean (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes), exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes).

"Transferee" shall mean any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized pursuant to Section 8.1, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

"UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.



                                   ARTICLE II

                                TERMS OF FACILITY

2.1  Letters of Credit.
(a)  Upon the terms and conditions (including, without limitation, the right  of the Lender to decline to issue any Letter of Credit so long as any Default or Event of Default exists) and relying on the representations and warranties contained in this Agreement, the Lender agrees, during the Commitment Period, to issue Letters of Credit following the receipt not less than two Business Days prior to the requested date for issuance of the relevant Letter of Credit, of a Letter of Credit Application executed by the Borrower; provided, however, (i) no Letter of Credit shall have an expiration date which is more than 180 days after the issuance thereof or more than 60 days after the Commitment Termination Date,
(ii) each automatically renewable Letter of Credit shall provide that it may be terminated by the Lender at its then current expiry date by not less than 30 days' written notice by the Lender to the beneficiary of such Letter of Credit, and (iii) the Lender shall not be obligated to issue any Letter of Credit if (A) the face amount thereof would exceed the Available Commitment, or (B) after giving effect to the issuance thereof, the L/C

Exposure would exceed the lesser of the Facility Amount or the Borrowing Base then in effect.

(b) Should the Lender be called upon by the beneficiary of any Letter of Credit to honor all or any portion of the commitment thereunder, whether upon the presentation of drafts or otherwise, the Borrower shall pay the amount of such draw immediately upon demand by the Lender in accordance with the provisions of this Agreement and the applicable Letter of Credit Application and do and perform every act and discharge all of its other obligations in connection therewith pursuant to this Agreement and the applicable Letter of Credit Application.

2.2 Use of Letters of Credit. This letter of credit facility shall be used solely for the issuance of letters of credit to support crude oil purchases by the Borrower.

2.3 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.11) and notwithstanding the provisions of the applicable Letter of Credit Application, interest on any Reimbursement Obligation shall accrue and be payable at a rate per annum equal to the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable and shall be payable upon demand by the Lender at any time as to all or any portion of such interest. Interest provided for herein and in the Letter of Credit Applications shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and the Letter of Credit Applications and only for the period from the date or dates of such advances until repayment.

2.4 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Letter of Credit Applications (a) shall be made in lawful money of the United States of America and in immediately available funds, (b) shall be deemed received by the Lender on the next Business Day following receipt if such receipt is after 5:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and (c) shall be made at the Principal Office.

2.5  Borrowing Base Determinations.

(a) The Borrowing Base as of the Closing Date is acknowledged by the Borrower and the Lender to be $7,500,000.

(b) The Borrowing Base shall be redetermined monthly on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Borrowing Base Reports and Receivable Reports, and all other information available to the Lender, subject, in the case of any increase in the Borrowing Base, to the normal credit approval process of the Lender. Notwithstanding the foregoing, the Lender may at its discretion redetermine the Borrowing Base at any time and from time to time.

(c) Upon each determination of the Borrowing Base by the Lender, the amount of the Borrowing Base as shown on the most recent Borrowing Base Report received by the Lender shall be the Borrowing Base hereunder unless the Lender notifies the Borrower verbally (confirming such notice promptly in writing) of any different determination within five (5) Business Days of the Lender's receipt of such Borrowing Base Report, and any different Borrowing Base so communicated to the Borrower shall become effective upon such timely notification and shall remain in effect until the next subsequent determination of the Borrowing Base.

(d) The Borrowing Base shall represent the determination by the Lender, in accordance with the applicable definitions and provisions herein contained and its customary lending practices for loans of this nature, of the value, for loan purposes, of the Eligible Accounts, subject, in the case of any increase in the Borrowing Base, to the normal credit approval process of the Lender. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lender.

2.6 Mandatory Prepayments. If at any time the L/C Exposure exceeds the lesser of the Facility Amount or the Borrowing Base then in effect, the Borrower shall, within two (2) days of notice from the Lender of such occurrence, in accordance with the provisions of the relevant Letter of Credit Applications executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of the Facility Amount or the Borrowing Base. The cash deposited with the Lender in satisfaction of the requirement provided in this Section may be invested, at the sole discretion of the Lender and then only at the express direction of the Borrower as to investment vehicle and maturity (which shall be no later than the latest expiry date of any then outstanding Letter of Credit), for the account of the Borrower in cash or cash equivalent investments offered by or through the Lender.

2.7 Commitment Fee. In addition to the Facility Fees and Letter of Credit Fees payable hereunder and to compensate the Lender for maintaining funds available, the Borrower shall pay to the Lender, in immediately available funds, on the first day of April, 1995, and on the first day of each third calendar month thereafter during the Commitment Period (or within five days following the notice from the Lender of the amount of Commitment Fee owing, if later), a fee in the amount of one-fourth of one percent (1/4%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding three-month period.

2.8 Administration Fee. In addition to Commitment Fees and Letter of Credit Fees payable hereunder and to compensate the Lender for the extension of credit hereunder, the Borrower shall pay to the Lender, in immediately available funds, on the Closing Date, and on each anniversary date of this Agreement thereafter during the Commitment Period, an administration fee in the amount of $2,500.

2.9 Letter of Credit Fee. In addition to Commitment Fees and Facility Fees payable hereunder, the Borrower agrees to pay to the Lender, on the date of issuance of each Letter of Credit, a fee equal to the greater of $500 or one percent (1%) per annum, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the face amount of such Letter of Credit during the period for which such Letter of Credit is issued. The Borrower also agrees to pay to the Lender on demand its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

2.10 Security Interest in Deposit Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Lender and grants to the Lender a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, with such interest of the Lender to be retransferred, reassigned, and/or released by the Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance by the Borrower of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

2.11 General Provisions Relating to Interest.

(a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Article 5069-1.04, Vernon's Texas Civil Statutes, as amended, the Borrower agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Lender may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or the United States of America applicable to the Lender, if greater.

(b) Notwithstanding anything herein or in the Letter of Credit Applications to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Letter of Credit Applications shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lender but for the effect of such Limitation Period.

(c) If, under any circumstances, the aggregate amounts paid under this Agreement, the Letter of Credit Applications, or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of America, the result of mathematical error on the part of the Borrower and the Lender; and the Lender shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lender or notice thereof from the Borrower. Excess amounts paid which by law are deemed interest, if any, shall be credited by the Lender on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

(d) All sums paid, or agreed to be paid, to the Lender for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.12 Yield Protection. If at any time after the Closing Date, and from time to time, the Lender determines that due to the adoption or modification of any applicable Requirement of Law regarding taxation, the required levels of reserves of the Lender, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration, or compliance of the Lender with any of such requirements, has or would have the effect of (a) increasing the costs of the Lender relating to the Obligations, the Commitment, or the issuance of Letters of Credit by the Lender hereunder, or
(b) reducing the yield or rate of return of the Lender on the Obligations to a level below that which the Lender could have achieved but for the adoption or modification of any such requirements, the Borrower shall, within ten Business Days of any request by the Lender (which request shall be in writing and shall contain information relating to the effects described in clause (a) or (b) above), pay to the Lender such additional amounts as (in the good faith judgment of the Lender based on reasonable computation) will compensate the Lender for such increase in costs or reduction in yield or rate of return of the Lender; provided that the Borrower shall not be obligated for the payment of such additional amounts payable pursuant to this Section to the extent such additional amounts accrued more than 90 days prior to the date upon which the Borrower was given such notice. No failure by the Lender to demand immediate payment of any additional amounts payable under this Section shall constitute a waiver of the right of the Lender to demand payment of such amounts at any subsequent time. Nothing contained in this Section shall be construed or so operate as to require the Borrower to pay any interest, fees, costs, or charges greater than permitted by applicable law.



                                   ARTICLE III

                                   CONDITIONS

The obligations of the Lender to enter into this Agreement and to issue Letters of Credit are subject to the satisfaction of the following conditions precedent:

3.1 Receipt of Loan Documents and Other Items. The Lender shall have no obligation to issue the initial Letter of Credit unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Lender, and the Lender shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrower or the Guarantor, as the case may be, all in form and substance satisfactory to the Lender and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lender:

(a)  multiple counterparts of this Agreement, as requested by the Lender;

(b) copies of the Articles of Incorporation or Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of the Borrower, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower, to the effect that each such copy is correct and complete;

(c) certificate of incumbency and signatures of all officers of the Borrower who are authorized to execute Loan Documents on behalf of the Borrower, such certificate being executed by the secretary or an assistant secretary of the Borrower;

(d) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of the Borrower, accompanied by certificates of the secretary or an assistant secretary of the Borrower, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

(e) multiple counterparts, as requested by the Lender, of the following Security Instruments creating, perfecting, and otherwise establishing Liens in favor of the Lender in and to the Collateral:

(i) Security Agreement from the Borrower covering all Accounts, Inventory, and general intangibles of the Borrower; and

(ii) Financing Statement from the Borrower, as debtor, constituent to the instrument described in clause (i) above.

(f) Financial Statements of the Borrower and the Guarantor as of September 30, 1994;

(g) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of the Borrower in its jurisdiction of incorporation and in any other jurisdictions where it does business;

(h) results of searches of the UCC Records of the Secretary of State of the States of Florida, Louisiana, Mississippi, and Texas from a source acceptable to the Lender and reflecting no Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Lender;

(i) the opinion of counsel of the Borrower and the Guarantor, in the form attached hereto as Exhibit III, with such changes thereto as may be approved by the Lender;

(j)  Notice of Final Agreement executed by the Borrower and the Guarantor; and

(k) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lender may reasonably request.

3.2 Each Letter of Credit. In addition to the conditions precedent stated elsewhere herein, the Lender shall not be obligated to issue any Letter of Credit unless:

(a) the Borrower shall have delivered to the Lender a Letter of Credit Application at least two Business Days prior to the requested issuance date for the relevant Letter of Credit; and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects on the requested date for the issuance of such Letter of Credit;

(b) no Event of Default or Default shall exist or will occur as a result of the issuance of the requested Letter of Credit;

(c) if requested by the Lender, the Borrower and the Guarantor shall have delivered evidence satisfactory to the Lender substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for the issuance of such Letter of Credit;

(d) no event shall have occurred which, in the reasonable opinion of the Lender, could have a Material Adverse Effect;

(e) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for the issuance of such Letter of Credit;

(f) for each Letter of Credit issued on or after February 15, 1995, the Guaranty and the Stock Pledge, and for any Letter of Credit all of the other Security Instruments shall be in full force and effect and provide to the Lender the security intended thereby;

(g) each of the Borrower and the Guarantor shall hold full legal title to the Collateral pledged by such entity and be the sole beneficial owner thereof;

(h) the Lender shall have received reimbursement from the Borrower, or special legal counsel for the Lender shall have received payment from the Borrower, for
(i) all reasonable fees and expenses of counsel to the Lender for which the Borrower is responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Letter of Credit Application, and (ii) estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Letter of Credit Application; and

(I) all matters incident to the consummation of the transactions hereby contemplated shall be reasonably satisfactory to the Lender.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to issue Letters of Credit, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of any Letter of Credit Application) that:

4.1   Due  Authorization.  The execution and delivery by the  Borrower  of  this
Agreement  and  the  Letter  of  Credit  Applications,  the  repayment  of   the
Reimbursement Obligations, the execution and delivery of the Security Instruments by the Borrower, and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any Property of the Borrower under any such indenture, instrument, or other agreement, other than the Loan Documents.

4.2 Corporate Existence. The Borrower is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

4.4 Security Instruments. The provisions of each Security Instrument executed by the Borrower are effective to create in favor of the Lender, a legal, valid, and enforceable Lien in all right, title, and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of the Borrower in the Collateral described therein.

4.5 Title to Assets. The Borrower has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens.

4.6 Scope and Accuracy of Financial Statements. The Financial Statements of the Borrower as of September 30, 1994, present fairly the financial position and results of operations and cash flows of the Borrower in accordance with GAAP (except for the omission of footnotes and provision for income taxes) as at the relevant point in time or for the period indicated, as applicable, subject to normal year-end audit adjustments. No event or circumstance has occurred since September 30, 1994, which could reasonably be expected to have a Material Adverse Effect.

4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lender by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made in light of the circumstances in which they were made.

4.8 Liabilities, Litigation, and Restrictions. Other than as disclosed in the Financial Statements provided to the Lender on or before the Closing Date, the Borrower has no liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral. Except as disclosed in writing to the Lender on the Closing Date, no litigation or other action of any nature in which the Borrower is a party and in which the amount in controversy exceeds $100,000 is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting the Borrower. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership and operation of the Collateral other than such as relate generally to Persons engaged in business activities similar to those conducted by the Borrower the effect of which could reasonably be expected to have a Material Adverse Effect.

4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower of the Loan Documents or any instrument contemplated hereby, the repayment by the Borrower of the Reimbursement of Obligations and interest and fees provided in the Letter of Credit Applications and this Agreement, or the performance by the Borrower of the Obligations.

4.10 Compliance with Laws. The Borrower and its Property, including, without limitation, the Collateral, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law would not have a Material Adverse Effect.

4.11 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. The Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

4.12 Environmental Laws.

(a) No Property of the Borrower is currently on or has ever been on, or, to the knowledge of the Borrower, is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites.

(b) To the knowledge of the Borrower, no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site.

(c) Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower or, to the knowledge of the Borrower, any Property adjacent to any Property of the Borrower, has occurred.

(d) No Environmental Complaint has been received by the Borrower which has not been satisfactorily resolved.

4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations G, T, U, or X.

4.14 Investment Company Act Compliance. The Borrower is not, nor is the Borrower directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

4.15 Public Utility Holding Company Act Compliance. The Borrower is not a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.16 Proper Filing of Tax Returns; Payment of Taxes Due. All United States income tax returns and all other tax returns which are required to be filed on behalf of the Borrower have been filed, and all taxes owing by the Borrower and the Guarantor have been paid except such as are being contested in good faith and as to which adequate provisions and disclosures have been made in accordance with GAAP. The respective charges and reserves on the books of the Borrower and the Guarantor with respect to taxes and other governmental charges are adequate.

4.17 Intellectual Property. The Borrower owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and the Borrower knows of no valid basis for any such claim. The use of such Intellectual Property by the Borrower does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of the Borrower.

4.18 Casualties or Taking of Property. Since September 30, 1994, neither the business nor any Property of the Borrower has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

4.19 Locations of Borrower. The principal place of business and chief executive office of the Borrower is located at the address of the Borrower set forth in
Section 8.3 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Lender, provided that such other location is within a state in which appropriate financing statements from the Borrower in favor of the Lender have been filed.

4.20 Subsidiaries. The Borrower has no Subsidiaries except those described on Exhibit IV under the heading "Subsidiaries of Borrower", and the Guarantor has no Subsidiaries except those described on Exhibit IV under the heading "Subsidiaries of Guarantor".



                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall:

5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Lender, make such records available for inspection by the Lender and, at the expense of the Borrower, allow the Lender to make and take away copies thereof.

5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to the Lender, on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Borrower, (a) a copy of the unaudited Financial Statements of the Borrower and the unaudited consolidated and consolidating Financial Statements of the Guarantor as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by the chief financial officer of the Borrower and the Guarantor as having been prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes in the separate financial statements of the Borrower not consolidated with the Guarantor) consistently applied and as a fair presentation of the condition of the Borrower and the Guarantor, subject to changes resulting from normal year-end audit adjustments, and (b) a Compliance Certificate.

5.3 Annual Financial Statements. Deliver to the Lender, on or before the 90th day after the close of each fiscal year of the Borrower, (a) a copy of the annual unaudited Financial Statements of the Borrower, certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP (except for the omission of footnotes and provision for income taxes) consistently applied and as a fair presentation of the condition of the Borrower, (b) a copy of the annual audited consolidated and unaudited consolidating Financial Statements of the Guarantor and (c) a Compliance Certificate.

5.4 Monthly Reports. Deliver to the Lender, on or before the 20th day after the close of each calendar month, a Receivable Report and a Borrowing Base Report, each as of the last day of the immediately preceding month. Each Receivable Report delivered hereunder shall contain, if requested by the Lender, names and addresses for each account debtor.

5.5 Notices of Certain Events. Deliver to the Lender, promptly upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken by the Borrower or the Guarantor with respect to such event or circumstance:

(a)  any Default or Event of Default;

(b) any default or event of default under any contractual obligation of the Borrower or the Guarantor, or any litigation, investigation, or proceeding between the Borrower or the Guarantor and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding involving the Borrower or the Guarantor as a defendant or in which any Property of the Borrower or the Guarantor is subject to a claim and in which the amount involved is $1,000,000 or more and which is not covered by insurance or which affect title to any Collateral or in which injunctive or similar relief is sought;

(d) the receipt by the Borrower of any Environmental Complaint or any formal request from any Governmental Authority for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower, the effect of which could reasonably be expected to have a Material Adverse Effect;

(e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority concerning the environmental condition of, or relating to, any Property of the Borrower following any allegation of a violation of any Requirement of Law, the effect of which could reasonably be expected to have a Material Adverse Effect;

(f) any Release of Hazardous Substances by the Borrower or from, affecting, or related to any Property of the Borrower except in accordance with applicable

Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

(g) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower, the Guarantor or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder, the effect of which could reasonably be expected to have a Material Adverse Effect, and the action being taken by the Internal Revenue Service with respect thereto;

(h) any other event or condition which could reasonably be expected to have a Material Adverse Effect; and

(i) the failure of any Credit Account to be paid within 5 days from the due date expressed in the related invoice.

5.6 Additional Information. Furnish to the Lender, within five days after any material report (other than financial statements) or other communication is sent by the Borrower, the Guarantor, or any Subsidiary of the Guarantor to its stockholders (in their capacity as stockholders) or filed by the Borrower, the Guarantor, or any Subsidiary of the Guarantor with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication and, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in (a) its name, (b) the location of its principal place of business or chief executive office, or (c) the location of any Inventory to a state other than Florida, Louisiana, Mississippi, or Texas in an aggregate amount in excess of $350,000; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

5.7 Compliance with Laws. Except to the extent the failure to comply or cause compliance would not have a Material Adverse Effect, (a) comply with all applicable Requirements of Law, including, without limitation, (i) the Natural Gas Policy Act of 1978, as amended, (ii) ERISA, (iii) Environmental Laws, and
(iv) all permits, licenses, registrations, approvals, and authorizations (A) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of the Borrower, (B) required for the performance of the operations of the Borrower, or
(C) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and (b) cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of the Borrower, while such Persons are acting within the scope of their relationship with the Borrower, to comply with all such Requirements of Law as may be necessary or appropriate to enable the Borrower to so comply.

5.8 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of the Borrower, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect; and provide evidence satisfactory to the Lender of the payment by the Guarantor of its obligations to the Department of Energy promptly after the making of each such payment by the Guarantor.

5.9 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same except to the extent the failure to do so would not have a Material Adverse Effect.

5.10 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments and take such action as shall, in the opinion of the Lender, be necessary to fulfill the terms of the Loan Documents and to perfect and maintain the perfection of the Liens on the Collateral.

5.11 Initial Fees and Expenses of Counsel to Lender. Upon request by the Lender, promptly reimburse the Lender for all reasonable fees and expenses of Jackson & Walker, L.L.P., special counsel to the Lender, in connection with the preparation of this Agreement and all documentation contemplated hereby, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in this Agreement.

5.12 Subsequent Fees and Expenses of Lender. Within five days of the request by the Lender, reimburse the Lender (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Lender (excluding overhead and internal charges of the Lender) to satisfy any obligation of the Borrower under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate, or prepare additional Loan Documents, as the case may be; for the filing and recordation of Security Instruments; to enforce the rights of the Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower and the Guarantor, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (d) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in 362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to 1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

5.13 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted, make all necessary replacements thereof, and operate such Properties in a good and workmanlike manner unless the failure to do so would not have a Material Adverse Effect; and permit any authorized representative of the Lender to visit and inspect, at the expense of the Borrower, any tangible Property of the Borrower.

5.14 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lender and naming the Lender as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Lender, furnish to the Lender evidence, satisfactory to the Lender, of the maintenance of such insurance. The Lender shall have the right to collect, and the Borrower hereby assigns to the Lender, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Properties of the Borrower. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Properties of the Borrower exceed $250,000, the Lender may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $250,000 or less, provided that no Default or Event of Default has occurred and is continuing, the Lender shall deliver any such proceeds received by it to the Borrower. In the event the Lender receives insurance proceeds not attributable to Properties or business interruption, the Lender shall deliver any such proceeds to the Borrower.

5.15 Maintenance of Operating Accounts. Maintain its primary operating accounts with the Lender.

5.16 Indemnification. Indemnify and hold the Lender and its shareholders, officers, directors, employees, agents, attorneys-in-fact, and affiliates harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial actions, requirements and enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including, without limitation, attorneys' fees and expenses), arising directly or indirectly, in whole or in part, from (a) the presence of any Hazardous Substances on, under, or from any Property of the Borrower, whether prior to or during the term hereof, (b) any activity carried on or undertaken on or off any Property of the Borrower, whether prior to or during the term hereof, and whether by the
Borrower or any predecessor in title, employee, agent, contractor, or subcontractor of the

Borrower or any other Person at any time occupying or present on such Property, in connection with the handling, treatment, removal, storage, decontamination, cleanup, transportation, or disposal of any Hazardous Substances at any time located or present on or under such Property, (c) any residual contamination on or under any Property of the Borrower, (d) any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transportation or disposal of any Hazardous Substances by the Borrower or any employee, agent, contractor, or subcontractor of the Borrower while such Persons are acting within the scope of their relationship with the Borrower, irrespective of whether any of such activities were or will be undertaken in accordance with applicable Requirements of Law, or (e) the performance and enforcement of any Loan Document, any allegation by any beneficiary of a Letter of Credit of a wrongful dishonor by the Lender of a claim or draft presented thereunder, or any other act or omission in connection with or related to any Loan Document or the transactions contemplated thereby, including, without limitation, any of the foregoing in this Section arising from negligence, whether sole or concurrent, on the part of the Lender or any of its shareholders, officers, directors, employees, agents, attorneys-in-fact, or affiliates, but excluding any of the foregoing in this Section arising from the gross negligence or willful misconduct of the Lender; with the foregoing indemnity surviving satisfaction of all Obligations and the termination of this Agreement.



                                   ARTICLE VI

                               NEGATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not:

6.1 Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of the Borrower to create, incur, assume, or suffer to exist, any Indebtedness, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made, or (c) crude oil, natural gas, or other hydrocarbon swap agreements.

6.2 Contingent Obligations. Create, incur, assume, or suffer to exist, or permit any Subsidiary of the Borrower to create, incur, assume, or suffer to exist, any Contingent Obligation; provided, however, the foregoing restriction shall not apply to

(a) performance guarantees, performance surety or other bonds provided in the ordinary course of business, (b) indemnity obligations incurred in the ordinary course of business so long as such obligations do not cover the primary obligation of any Affiliate of the Borrower or any Subsidiary, or (c) trade credit incurred or operating leases entered into in the ordinary course of business.

6.3 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired, or its capital stock;
provided,  however,  the  foregoing restrictions shall not  apply  to  Permitted
Liens.

6.4 Sales of Assets. Without the prior written consent of the Lender, sell, transfer, or otherwise dispose of, in one or any series of transactions within any 12-month period, assets, whether now owned or hereafter acquired, the aggregate book value of which exceeds $1,000,000, or enter into any agreement to do so; provided, however, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or Inventory in the ordinary course of business, (b) the sale of crude oil pursuant to forward sales agreements, or (c) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower or the Guarantor.

6.5 Loans or Advances. Make or agree to make or allow to remain outstanding, or permit any Subsidiary or other Affiliate of the Borrower to make or agree to make or allow to remain outstanding, any loans or advances to any Person; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, or (b) so long as no Default or Event of Default exists, loans or advances in the ordinary course of business to the Guarantor or any wholly-owned Subsidiary of the Guarantor.

6.6 Investments. Acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, or permit any Subsidiary of the Borrower to acquire Investments in, or purchase or otherwise acquire all or substantially all of the assets of, any Person.

6.7 Dividends and Distributions. Declare, pay, or make, whether in cash or Property of the Borrower, any dividend or distribution on, or purchase, redeem, or otherwise acquire for value, any share of any class of its capital stock at any time that (a) a Default or Event of Default exists or will occur as the result of the payment of such dividend or distribution, or (b) the L/C

Exposure exceeds the lesser of the Facility Amount or the Borrowing Base then in effect.

6.8 Issuance of Stock; Changes in Corporate Structure. Issue or agree to issue additional shares of capital stock, in one or any series of transactions, to any Person other than the Guarantor; enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

6.9 Transactions with Affiliates. Directly or indirectly, enter into any material transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

6.10 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than gathering, transportation and marketing of crude oil and condensate.

6.11 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, the effect of which would have a Material Adverse Effect, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

6.12 Tangible Net Worth. Permit Tangible Net Worth to be less than $4,000,000 at any time.

6.13 Futures Contracts. Enter into or permit to exist, or permit any Subsidiary of the Borrower to enter into or permit to exist, any fixed price futures contracts, the obligations of the Borrower under which are not covered by hedging agreements, at any one time outstanding in excess of, in the aggregate, $2,000,000.



                                   ARTICLE VII

                                EVENTS OF DEFAULT

7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

(a) default shall be made in the payment when due of any Reimbursement Obligation or in the payment when due of any fee or other sum payable under any Loan Document and, with respect to the payment of fees only, such default shall continue for three days;

(b) default shall be made by the Borrower or the Guarantor in the due observance or performance of any of their respective obligations under the Loan Documents, and, with respect to the observance or performance of obligations of the Borrower pursuant to Sections 5.1, 5.2, 5.3, 5.4, 5.5(d), (e), (f) or (g), 5.6, 5.13, 5.14, 6.1(b), 6.10, or 6.14 and obligations of the Guarantor pursuant to Sections 4.1, 4.2(d), 4.2(e), 4.2(f), 4.2(g), 4.3, 5.12, 5.13, 5.14, or 5.15
of the Guaranty only, such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Lender or knowledge thereof by the Borrower or the Guarantor;

(c) any representation or warranty made by the Borrower or the Guarantor in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d) default shall be made by the Borrower or the Guarantor (as principal or guarantor or other surety) in the payment of any Indebtedness for borrowed money, capitalized leases, or owing to the Department of Energy, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

(e) either the Borrower or the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency
Proceeding,  (iii)  make  a  general assignment for the  benefit  of  creditors,
(iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(f) an order, judgment, or decree shall be entered against either the Borrower or the Guarantor by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

(g) the levy against any significant portion of the Property of the Borrower or the Guarantor, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

(h) a final and non-appealable order, judgment, or decree shall be entered against the Borrower or the Guarantor for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment, or decree shall not be dismissed or stayed or paid within 30 days; provided, however, this Event of Default shall not be applicable to the outstanding judgment in favor of Donna Refinery Partners, Ltd. up to the aggregate amount of $1,900,000;

(i) either the Borrower or the Guarantor shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them,
(ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

(j) any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Collateral purportedly covered thereby;

(k) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, the effect of which would have a Material Adverse Effect; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower, the Guarantor or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Lender, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(l) could subject the Borrower, the Guarantor or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days;

(l) the Guarantor shall cease to own all of the outstanding capital stock of any class issued by the Borrower;

(m) default shall be made by the Borrower in the payment when due of any purchase price for crude oil payable to the beneficiary of any Letter of Credit; or

(n) the Guarantor shall fail to execute and deliver, or cause to be executed and delivered, to the Lender the Guaranty, the Stock Pledge, and all other documents, certificates, resolutions, opinions of counsel, and agreements requested by the Lender in connection therewith on or before February 15, 1995; or

(o) the occurrence of a Material Adverse Effect and the same shall remain unremedied for in excess of 30 days after notice given by the Lender.

7.2  Remedies.

(a)  Upon the occurrence of an Event of Default specified in Sections 7.1(e)  or
(f), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and (iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations.

(b) Upon the occurrence of any Event of Default other than those specified in Sections 7.1(e) or (f), (i) the Lender may, by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Lender in writing; and
(iii) the Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Lender and any and all other indebtedness at any time owing by the Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

(c) Upon the occurrence of any Event of Default, the Lender may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.



                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1 Transfers; Participations. The Lender may, at any time, sell, transfer, assign, or grant participations in the Obligations or any portion thereof; provided, however, the Lender will not assign the Obligations or any portion thereof without the prior consent of the Borrower, which consent will not be unreasonably withheld. It is expressly agreed that no consents shall be required in connection with granting participations in, or pledging to the Federal Reserve Bank, the Obligations or any portion thereof. The Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrower or otherwise obtained, as the Lender determines necessary or desirable. The Borrower agrees that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee.

8.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Letter of Credit Applications and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

8.3 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

(a)  if to the Lender, to:

Bank One, Texas, N.A.
910 Travis
Houston, Texas 77002
Attention:  Energy Group
(or for notice by mail, to:
P. O. Box 2629
Houston, Texas 77252-2629
Attention:  Energy Group)
Telecopy:  (713) 751-3544

(b)  if to the Borrower, to:

Howell Crude Oil Company
1111 Fannin, Suite 1500
Houston, Texas 77002
Attention:  Allyn Skelton
Telecopy:  (713) 658-4007

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

8.4 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.8 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Lender shall be binding upon and inure to the benefit of the Borrower or the Lender, as the case may be, and their respective legal representatives, successors, and assigns.

8.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Lender and the Borrower. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Lender at any time if in its sole discretion it deems it advisable to do so.

8.6 No Waiver; Rights Cumulative. No course of dealing on the part of the Lender, its officers or employees, nor any failure or delay by the Lender with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. The issuance of a Letter of Credit shall not constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, the issuance of a Letter of Credit shall not have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

8.7 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

8.8 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

8.9 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

8.10 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Lender; provided, however, that in no event shall the Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

8.11 GOVERNING LAW. THIS AGREEMENT, THE LETTER OF CREDIT APPLICATIONS, AND THE GUARANTY SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED,

HOWEVER,  THAT  VERNON'S TEXAS CIVIL STATUTES, ARTICLE 5069, CHAPTER  15  (WHICH
REGULATES  CERTAIN  REVOLVING  CREDIT  LOAN  ACCOUNTS  AND  REVOLVING   TRIPARTY
ACCOUNTS) SHALL NOT APPLY.

8.12 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL,
STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

8.13 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

8.14 ENTIRE AGREEMENT. THIS AGREEMENT AMENDS, RESTATES, AND REPLACES THE EXISTING CREDIT AGREEMENT AND CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF, INCLUDING, WITHOUT LIMITATION, THE EXISTING CREDIT AGREEMENT AND THE CORRESPONDENCE DATED DECEMBER 11, 1992, FROM THE LENDER TO THE GUARANTOR AND THE TERM SHEET ENCLOSED THEREWITH. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

8.15 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

           IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

     BORROWER:

     HOWELL CRUDE OIL COMPANY


     By:  /s/ Mark J. Gorman
     Printed Name:  Mark J. Gorman
     Title:  President


     LENDER:

     BANK ONE, TEXAS, N.A.


     By:/s/ Stephen M. Smith
          Stephen M. Smith
          Vice President